SECURITIES AND EXCHANGE COMMISSION
                                                       WASHINGTON, DC 20549



                             FORM 8-K


                      Current Report Pursuant
                   to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 19, 1997

              Seacoast Banking Corporation of Florida
      (Exact Name of Registrant as specified in Its Charter)
                              Florida
          (State or Other Jurisdiction of Incorporation)
      0-13660                             59-2260678
(Commission File Number)                  (I.R.S. Employer Identification No.)

           815 Colorado Avenue, Stuart, FL          34994
           (Address of Principal Executive Offices)(Zip Code)

                     (407) 287-4000
                (Registrant's Telephone Number, Including Area code)



   (Former Name or Former Address, if Changed Since Last Report)








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Item 5.

Seacoast Banking Corporation of Florida ("Seacoast") and Port St. Lucie National Bank Holding Company ("PSL Holding Company") have entered into a definitive Agreement and Plan of Merger dated as of February 19, 1997 providing for the merger (the "Merger") of their organizations as described in the press release attached as Exhibit 1 hereto.




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                             EXHIBIT 1


NEWS RELEASE


Today's Date:   February 19, 1997
Release Date:   FOR IMMEDIATE RELEASE

For more information contact:
                                         Dennis S. Hudson, III
                                       Chief Executive Officer
                                  Seacoast Banking Corporation
                                                    288-6086
NASDAQ-NMS: SBCFA
                                               William R. Hahl
                                        Senior Vice President/
                                       Chief Financial Officer
                                                (561) 221-2825


      SEACOAST AND PORT ST. LUCIE NATIONAL BANK TO MERGE

STUART, FL, Jan. -- Seacoast Banking Corporation of Florida (NASDAQ-NMS: SBCFA), a bank holding company ("Seacoast") whose subsidiary is First National Bank and Trust Company of the Treasure Coast, ("First National"), and Port St. Lucie National Bank Holding Corporation ("PSL Bank"), jointly announced today that they have signed a definitive agreement to merge the two companies. The combined company will create an unequaled banking franchise on the Treasure Coast, one of the most affluent regions of Florida and among the fastest growing in the United States. The announcement was made by Dennis S. Hudson, III, President and Chief Executive Officer of First National Bank and J. Hal Roberts, Jr., President and Chief Executive Officer of PSL Bank.
      The consummation of the transaction is anticipated to take place during the second quarter of 1997 and is subject to regulatory approval and the approval of both companies'


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shareholders. The acquisition is structured to be a tax-free reorganization that is expected to be accounted for as a pooling of interests transaction.
       The combined companies will have more than 164,000 customer accounts, assets of over $900 million, $77 million in shareholders' equity and a market capitalization of approximately $135 million.
      At December 31, 1996, Seacoast, headquartered in Stuart, Florida, had over $800 million in total assets and ranked first in total assets in Martin County. The assets of PSL Bank, headquartered in Port St. Lucie, Florida, totaled $130 million and is the largest bank headquartered in Port St. Lucie. The combined company will continue to be a leader in the Treasure Coast market.
      Under the terms of the definitive agreement, 900,000 shares of Seacoast common stock will be issued for all the outstanding shares of common stock, warrants and options to purchase common stock of PSL Bank. The value of the transaction is approximately $25 million based on Seacoast's closing share price of $28.00 on February 18, 1997, and represents approximately two times the December 31, 1996 book value of PSL Bank after giving effect to the exercise of the warrants and options. As provided in the definitive agreement, holders of PSL Bank common stock are expected to receive approximately one share of Seacoast common stock for each share of PSL Bank common stock.


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      Seacoast projects  substantial  synergy from the merger.  The cost savings will come in the areas of operational and business line consolidations, mostly in backroom support functions, while increasing the scope of products, services and banking locations.
      "We felt we were ready to move the bank to the next level of service and had looked at the capital investment and period of time it would take and decided we could meet our clients' needs for expanded products and services immediately" states Hal Roberts. "We can't wait to begin offering Trust and Brokerage services. We are dedicated to providing the people and businesses of this community with personalized, responsive super community banking, with access to a wider range of products, offices and professionals."
      Roberts will be named First National's President in St.
Lucie County and assume additional responsibilities for First National's St. Lucie county offices, with Randall A.
Ezell serving as St. Lucie County Branch Administrator.
"Both companies have had an interest in expanding activities into northern St. Lucie County. We've already identified several sites. By combining our resources this can occur faster with the added benefit to First National of Hal's leadership and his team" said Hudson. "We're also happy that two of PSL Bank's board members, both St. Lucie County residents, will be joining our board."
      Roberts will also be named Executive Vice President of


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Seacoast and residential real estate mortgage  production for the entire company in the bank's three county market area will report up through him. During 1996, the two companies originated over $150 million in residential loans in Martin, St. Lucie and Indian River Counties.
      Roberts has been involved in many facets of the community with education high on his list. He is past president of the 100 Club to benefit law enforcement officer's families; past president of the St. Lucie County Education Foundation, past president and charter member of the Port St. Lucie Exchange Club, past chairman of its Board of Directors and past chairman-originator of the Great American Raft Race. He is a past President of the St. Lucie County Chamber of Commerce. "Roberts brings to First National his commitment and dedication to the community and its people, an attitude to which all bank personnel subscribe", said Hudson.
      First National is the largest bank headquartered on Florida's Treasure Coast, one of the wealthiest areas in Florida and among the fastest growing in the nation.


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                          SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                     Seacoast Banking Corporation of Florida
                                  (Registrant)


Date:    February 25, 1997     By /s/ William R. Hahl
                               Senior Vice President & CFO


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